Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-195017 on Form S-8 of Talmer Bancorp, Inc. of our report, dated February 29, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath, LLP

Crowe Horwath LLP

Cleveland, Ohio
February 29, 2016